Exhibit 10.1

SECOND AMENDMENT TO

CREDIT AGREEMENT

This Second Amendment to Credit Agreement is dated as of October 10, 2018, by and among DSW Inc., an Ohio corporation (the “Lead Borrower”), the Guarantors party hereto, PNC Bank, National Association (“PNC Bank”) and the other Lenders party hereto, and PNC Bank, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”) (the “Second Amendment”).

W I T N E S S E T H:

WHEREAS, the Lead Borrower, the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent have entered into that certain Credit Agreement, dated as of August 25, 2017 (as amended by that certain First Amendment to Credit Agreement, dated as of January 30, 2018, by and among the Lead Borrower, the Lenders party thereto and the Administrative Agent and as may be further amended, restated, modified or supplemented from time to time (including, without limitation, by this Second Amendment), the “Credit Agreement”);

WHEREAS, the Lead Borrower, through certain of its Subsidiaries and Joint Ventures, intends to consummate the Camuto Transactions pursuant the Camuto Transaction Documents, as each such term is defined in Section 2 of this Second Amendment;

WHEREAS, in addition, the Lead Borrower, on behalf of itself and the other Loan Parties hereby requests that the Revolving Credit Commitments be increased by One Hundred Million and 00/100 Dollars ($100,000,000.00) in accordance with Section 2.9 of the Credit Agreement, such that the aggregate amount of Revolving Credit Commitments after giving effect to such increase shall be Four Hundred Million and 00/100 Dollars ($400,000,000) following the occurrence of the Camuto Acquisition Closing (as such term is defined in Section 2 of this Second Amendment); and

WHEREAS, in connection with the foregoing, the Lead Borrower and the other Loan Parties desire to amend certain provisions of the Credit Agreement, and the Lenders party hereto and the Administrative Agent shall permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. Effective as of the Effective Date 1 (as defined below), the Credit Agreement is amended as follows:

(A) Section 1.1 is hereby amended by inserting the following definitions in their appropriate alphabetical order:

“Article II JV means Article II JV, LLC, a Delaware limited liability company.

BC/VC means BC/VC Ventures LLC, a Delaware limited liability company.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Benefit Plan means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Camuto Acquisition means the acquisition by the Lead Borrower, directly or through one or more of its Subsidiaries, of all of the outstanding membership interests of CG Opco LLC, a Delaware limited liability company, Camuto Overseas Holding Subsidiary, LLC, an Ohio limited liability company, and CCI Opco LLC, a Delaware limited liability company, and all related transactions pursuant to the Camuto Acquisition Agreement and the related Camuto Transaction Documents.

Camuto Acquisition Agreement has the meaning given to such term in the definition of Camuto Transaction Documents.

Camuto Acquisition Closing means the “Closing” (as defined in the Camuto Acquisition Agreement).

Camuto Castillo means Camuto Castillo LLC, a Delaware limited liability company.

Camuto Entities means, collectively, Camuto Group LLC, a Delaware limited liability company, Camuto Consulting Inc, a Connecticut corporation,. and any Person that is a Subsidiary thereof immediately prior to the Camuto Acquisition Closing (regardless of whether such Person subsequently ceases to be a Subsidiary thereof as a result of the Camuto Transactions or otherwise). For the avoidance of doubt, each of Camuto LLC, an Ohio limited liability company, CCI Operations LLC, an Ohio limited liability company, Camuto Overseas Holding Subsidiary,

LLC, an Ohio limited liability company, Camuto IPCo, LLC, a Delaware limited liability company, Chaus IPCo, LLC, a Delaware limited liability company, Vincent Camuto LLC, a Connecticut limited liability company, Sole Society Group, Inc., a Delaware corporation, VCJS LLC, a Connecticut limited liability company, VCS Group LLC, a Delaware limited liability company, VCRK Holdings LLC, a Delaware limited liability company, VM Retail Ventures LLC, a Delaware limited liability company, Hot on Time LLC, a Connecticut limited liability company, VC Line Building Services LLC, a Connecticut limited liability company, VC Footwear LLC, a Connecticut limited liability company, Bernard Chaus Inc., a New York corporation, Camuto Overseas Holdings LLC, a Delaware limited liability company, the Article II JV, BC/VC and Camuto Castillo shall constitute a Camuto Entity.

Camuto Transaction Documents means (i) that certain Securities Purchase Agreement, dated as of October 10, 2018, by and among DSW Shoe Warehouse, Inc., a Missouri corporation, and IPCo JV, as buyers, Camuto Group LLC, a Delaware limited liability company, and Camuto Consulting Inc., a Connecticut corporation, as sellers, the Camuto Owners (as defined therein), Clear Thinking Group LLC, in the person of Stuart H. Kessler, as sellers’ representative, the Lead Borrower and Authentic Brands Group LLC (as amended, restated, modified or supplemented from time to time, together with all schedules and exhibits with respect thereto, the “Camuto Acquisition Agreement”), (ii) that certain Limited Liability Company Agreement of IPCo JV, dated on or prior to the date on which the Camuto Acquisition Closing occurs (as amended, restated, modified or supplemented from time to time, together with all schedules and exhibits with respect thereto, the “IPCo JV LLC Agreement”) and (iii) the related agreements, instruments and other documents executed in connection with the foregoing.

Camuto Transactions means, collectively, the transactions contemplated by the Camuto Transaction Documents, including, without limitation, the Camuto Acquisition and the IPCo JV Investments.

Excluded Domestic Subsidiary means any Subsidiary of any Loan Party that is a Domestic Person if the execution of a Guaranty Agreement and/or Guarantor Joinder would cause material adverse tax consequences to any Loan Party or any Affiliate of a Loan Party (pursuant to Section 956 of the Internal Revenue Code and the United States Income Tax Regulations promulgated thereunder, or otherwise) as demonstrated to the reasonable satisfaction of the Administrative Agent.

Factoring Agreements means receivables purchase or factoring agreements entered into by one or more Camuto Entities and The CIT Group/Commercial Services, Inc. or other factor, as such agreements may be amended, modified, supplemented, restated or replaced from time to time; provided that, other than pursuant to an unsecured guaranty by the Lead Borrower or any of its Subsidiaries of the obligations of one or more Camuto Entities thereunder, none of the Lead Borrower or any Subsidiary thereof (other than any Camuto Entity) shall become party to any such agreement pursuant to any such agreement, amendment, modification, supplement, restatement or replacement.

IPCo JV means ABG-Camuto, LLC, a Delaware limited liability company.

IPCo JV Investments means (i) the acquisition, by the Lead Borrower, directly or through one or more of its Subsidiaries, of 40% of the outstanding membership interests of the IPCo JV, (ii) the acquisition by the IPCo JV, directly or through one or more of its Subsidiaries, of all of the outstanding membership interests of CCI IPCo LLC, a Delaware limited liability company, (iii) the acquisition by the IPCo JV, directly or through one or more of its Subsidiaries, of 50% of the outstanding membership interests of BCI LLC, a Delaware limited liability company, and (iv) the acquisition by the IPCo JV, directly or through one or more of its Subsidiaries, of certain other assets of Camuto Group LLC, a Delaware limited liability company, Camuto Consulting Inc., a Connecticut corporation, and their respective subsidiaries, and all related transactions pursuant to the Camuto Transaction Documents.

IPCo JV LLC Agreement has the meaning given to such term in the definition of Camuto Transaction Documents.

PTE means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.”

(B) Section 1.1 is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

“Acquisition Period means a period of four consecutive fiscal quarters of the Lead Borrower beginning with a fiscal quarter during which (i) the Lead Borrower or one of its Subsidiaries consummates a Permitted Acquisition for which the aggregate Consideration payable exceeds the Dollar Equivalent of One Hundred Million and 00/100 Dollars ($100,000,000.00) or (ii) the

Camuto Acquisition Closing occurs, and including such fiscal quarter and the immediately three succeeding fiscal quarters. The Lead Borrower may elect to designate in writing to the Administrative Agent the commencement of an Acquisition Period (which election shall be made prior to the last day of the fiscal quarter in which the relevant Permitted Acquisition is consummated or the Camuto Acquisition Closing occurs, as applicable), and only one Acquisition Period shall be designated during the term of this Agreement.

Consolidated EBITDAR means, for any period of determination, without duplication, consolidated net income plus (i) the following (to the extent deducted from such calculation of consolidated net income): depreciation, amortization, non-cash expenses related to stock based compensation, other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDAR), interest expense, income tax expense and Consolidated Rental Expense, transaction expenses incurred in connection with the Camuto Transactions and Permitted Acquisitions in an aggregate cumulative amount for the balance of the term of this Agreement not greater than $40,000,000, minus (ii) non-cash credits or non-cash gains (to the extent included in such calculation of consolidated net income), in each case determined and consolidated for the Lead Borrower and its Subsidiaries in accordance with GAAP; provided that the foregoing shall exclude the income (or deficit) of any Person (other than a Subsidiary) in which the Lead Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Lead Borrower or such Subsidiary in the form of dividends or similar distributions. For purposes of calculating Consolidated EBITDAR, (a) with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition or the Camuto Transactions, Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition or the Camuto Transactions, as applicable, had been consummated at the beginning of such period (provided it is deemed that $0.00 shall be attributed to Consolidated EBITDAR in accordance with this clause (a) with respect to the Camuto Transactions for any period ending on or prior to the date on which the Camuto Acquisition Closing occurs), and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 7.2.7 [Dispositions of Assets or Subsidiaries], Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

Domestic Subsidiary means any Subsidiary of any Loan Party that is a Domestic Person (other than any Excluded Domestic Subsidiary).

Foreign Subsidiary means (i) any Subsidiary of the Lead Borrower that is not a Domestic Person and (ii) any Excluded Domestic Subsidiary.

Subsidiary of any Person at any time means any corporation, trust, partnership, limited liability company or other business entity (i) of which more than fifty percent (50%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries. Notwithstanding the foregoing or anything herein to the contrary, none of the Article II JV, BC/VC, Camuto Castillo, the IPCo JV and their respective Subsidiaries shall constitute a Subsidiary of the Lead Borrower or any Subsidiary of the Lead Borrower for purposes of this Agreement, but shall each be considered a Joint Venture for purposes hereof.”

(C) The definition of Permitted Liens set forth in Section 1.1 is hereby amended to (a) delete the reference to “and” at the end of clause (xii) thereof, (b) re-number the existing clause (xiii) thereof as clause (xvi) thereof and (c) add the following new clauses (xiii), (xiv) and (xv), immediately following clause (xii):

“(xiii) Liens arising under any Factoring Agreement against accounts receivable and other property upon which Liens are customarily granted in connection with the financing or securitization of accounts receivable; provided that such Liens do not extend to any assets other than those of the Camuto Entities;

(xiv) Liens on cash collateral or backstop letters of credit securing letters of credit issued for the account of one or more Camuto Entities to the extent such letters of credit were outstanding as of the Camuto Acquisition Closing;

(xv) Liens on property acquired pursuant to the Camuto Transactions or any Permitted Acquisition, or on property of a Subsidiary of the Lead Borrower in existence at the time such Subsidiary is acquired pursuant to the Camuto Transactions or a Permitted Acquisition so long as such Liens (x) are not incurred in connection with, or in contemplation or anticipation of, such acquisition, (y) do not extend to any categories of property other than those categories of property subject to such Liens at the time of the Camuto Acquisition Closing or the time such property or Subsidiary is acquired, as applicable, and (z) secure only those obligations which they secure at the time of the Camuto Acquisition Closing or the time such property or Subsidiary is acquired, as applicable (as such obligations may be amended, supplemented, modified or restated from time to time as permitted hereunder); and”

(D) The following new Section 3.6 is hereby added thereto, immediately following Section 3.5:

“3.6 Successor Euro-Rate Index.

(i) If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 3.4.1 [Unascertainable] have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 3.4.1 [Unascertainable] have not arisen but the applicable supervisor or administrator (if any) of the Euro-Rate or an Official Body having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the Euro-Rate shall no longer be used for determining interest rates for loans (either such date, a “Euro-Rate Termination Date”), or (b) a rate other than the Euro-Rate has become a widely recognized benchmark rate for newly originated syndicated loans in the U.S. market, then the Administrative Agent may (in consultation with the Lead Borrower) choose a replacement index for the Euro-Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in Euro-Rate-based interest rate in effect prior to its replacement.

(ii) The Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 10.1

[Modifications, Amendments or Waivers], such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the fifth (5th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such fifth (5th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(iii) Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated syndicated loans in the United States and loans converted from a Euro-Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the Euro-Rate to the replacement index and (y) yield- or risk-based differences between the Euro-Rate and the replacement index.

(iv) Until an amendment reflecting a new replacement index in accordance with this Section 3.6 [Successor Euro-Rate Index] is effective, each advance, conversion and renewal of a Loan under the Euro-Rate Option will continue to bear interest with reference to the Euro-Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a Euro-Rate Termination Date has occurred, then following the Euro-Rate Termination Date, all Loans as to which the Euro-Rate Option would otherwise apply shall automatically be converted to the Base Rate Option (and, in the case of Loans in any Optional Currency, such Loans shall be redenominated into Loans in Dollars at the Base Rate Option) until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(v) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.”

(E) Section 6.2 is hereby amended to delete the reference in clause (v) thereof to “the USA Patriot Act and the AML Legislation”, and in its stead insert a reference to “the USA Patriot Act, the AML Legislation and, solely to the extent applicable to the Designated Borrower (without any exemption or exception therefrom being applicable to the Designated Borrower), the Beneficial Ownership Regulation”.

(F) Section 7.1.7 is hereby amended to add the phrase “, the Camuto Transactions” immediately following the phrase “Capital Expenditures” contained therein.

(G) Section 7.2.1 is hereby amended to (a) delete the reference to “and” at the end of clause (xi) thereof, (b) re-number the existing clause (xii) thereof as clause (xiv) thereof, and (c) add the following new clauses (xii) and (xiii), immediately following clause (xi):

“(xii) letters of credit issued for the account of one or more Camuto Entities to the extent such letters of credit were outstanding as of the Camuto Acquisition Closing;

(xiii) (a) Indebtedness of a Subsidiary of the Lead Borrower acquired pursuant to the Camuto Transactions or a Permitted Acquisition so long as such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, the Camuto Transactions or any such Permitted Acquisition and (b) unsecured Indebtedness of the Lead Borrower or any Subsidiary thereof in respect of any earnout obligation or similar deferred or contingent obligation of any Loan Party or any Subsidiary incurred or created in connection with the Camuto Transactions or any Permitted Acquisition; and”

(H) Section 7.2.3 is hereby amended to (a) delete the reference to “and” at the end of clause (ii) thereof and replace it with a “,”, (b) delete the reference to “.” at the end of clause (iii) thereof and in its stead insert a reference to “;”, and (c) add the following new clauses (iv), (v) and (vi) to the end thereof, immediately following clause (iii):

“(iv) Contingent Obligations arising with respect to indemnification obligations in favor of sellers in connection with the Camuto Transactions or Permitted Acquisitions; (v) guaranties by the Lead Borrower or any Subsidiary thereof of performance or other obligations (other than Indebtedness) of the Lead Borrower, any Subsidiary thereof or any Joint Venture to the extent such obligations are not prohibited hereunder; and (vi) guaranties by any Loan Party or any Subsidiary thereof of Indebtedness of any Subsidiary that is not a Loan Party or any Joint Venture in an aggregate amount of such guarantees under this subsection (vi) not to exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00) at any one time.”

(I) Section 7.2.4 is hereby amended to delete clause (iv) thereof in its entirety and in its stead insert the following:

“(iv) transactions permitted by Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] (including, without limitation, loans, advances and investments in Foreign Subsidiaries and Joint Ventures held by any Person acquired pursuant to the Camuto Transactions or a Permitted Acquisition immediately prior to the Camuto Acquisition Closing or the consummation of such Permitted Acquisition, as applicable);”

(J) Section 7.2.4 is hereby amended to (a) delete the reference to “and” at the end of clause (x) thereof, (b) delete the reference to “.” at the end of clause (xi) thereof and in its stead insert a reference to “;”, and (c) add the following new clauses (xii) and (xiii) to the end thereof, immediately following clause (xi):

“(xii) the IPCo JV Investments and investments in Article II JV, BC/VC, Camuto Castillo and their respective Subsidiaries in connection with the Camuto Transactions; and

(xiii) loans by the Lead Borrower or any of its Subsidiaries to one or more Camuto Entities (such loans, “Interim Loans”) in an aggregate amount not to exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) at any time outstanding; provided that no Interim Loan permitted under this subsection may remain outstanding following the earlier of (a) the Camuto Acquisition Closing and (b) December 3, 2018; provided further that the termination of the foregoing permission in respect of Interim Loans shall not limit the ability of the Lead Borrower or any of its Subsidiaries from making loans to any Camuto Entity acquired pursuant to the Camuto Transactions that are otherwise permitted by Section 7.2.4.”

(K) Section 7.2.5 is hereby amended to (a) delete the reference to “and” at the end of clause (i) thereof, (b) delete the reference to “.” at the end of clause (ii) thereof and in its stead insert a reference to “,”, and (c) add the following new clause (iii) to the end thereof, immediately following clause (ii):

“(iii) Subsidiaries of any Loan Party may declare, pay and make (as applicable) any dividends or distributions to any holder of its equity interests so long as, if such Subsidiary is not wholly-owned, the Lead Borrower or the applicable Subsidiary thereof receives at least its pro rata share of such dividend or distribution.”

(L) Section 7.2.6 is hereby amended to (a) delete the reference in sub-clause (A) of clause (iv) thereof to “Domestic Person”, and in its stead insert a reference to “Domestic Person (other than any Excluded Domestic Subsidiary)”, (b) delete the “.” at the end of clause (iv) thereof and in its stead insert a reference to “; and”, and (c) add the following new clause (v) to the end thereof, immediately following clause (iv):

“(v) the Lead Borrower and its Subsidiaries may execute and deliver the Camuto Transaction Documents and consummate the Camuto Transactions; provided that, for the avoidance of doubt, nothing herein will affect the Loan Parties’ obligations to deliver Guarantor Joinders and related items following the Camuto Transactions pursuant to Section 10.14.”

(M) Section 7.2.7 is hereby amended to (a) delete the reference to “and” at the end of clause (vi) thereof, (b) delete the reference to “above” in clause (vii) thereof and in its stead insert a reference to “above or below”, (c) delete the reference to “.” at the end of clause (vii) thereof and in its stead insert a reference to “; and”, and (d) add the following new clause (viii) to the end thereof, immediately following clause (vii):

“(viii) dispositions of receivables pursuant to any Factoring Agreement.”

(N) Section 7.2.8 is hereby amended to delete clause (e) thereof in its entirety and in its stead insert the following:

“(e) transactions permitted by Section 7.2.6.”

(O) Section 7.2.10 is hereby deleted in its entirety and in its stead is inserted the following:

“7.2.10 Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) operation of designer and name brand shoe stores and related accessories or operation of licensed shoe departments substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, (ii) marketing, designing, sourcing and distributing footwear, handbags, accessories and apparel and licensing related intellectual property and (iii) any other business reasonably related or complementary thereto, and such Loan Party or Subsidiary shall not permit any fundamental change in such business.”

(P) Section 7.2.15 is hereby deleted in its entirety and in its stead is inserted the following:

“7.2.15 Limitation on Negative Pledges. Each of the Loan Parties shall not, and shall not permit any Subsidiary, to enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (a) this Agreement and the other Loan Documents (b) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of assets permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (c) any agreements governing Purchase Money Security Interests or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business, (e) customary provisions restricting granting Liens on, or subletting, sublicensing or assignment of, any intellectual property license (or any inventory subject thereto) or any lease governing any leasehold interests of a Loan Party and its Subsidiaries, (f) customary provisions restricting the transfer of, or the grant of Liens on, any equity interest held in a Joint Venture or any Subsidiary that is not wholly-owned, directly or indirectly, by the Lead Borrower, (g) any agreement of any Subsidiary acquired in connection with the Camuto Transactions or any Permitted Acquisition so long as agreements are not entered into in connection with, or in contemplation or anticipation of, the Camuto Transactions or any such Permitted Acquisition and (h) the Factoring Agreements (in the case of this clause (h), so long as any such prohibition or limitation shall only apply against accounts receivable and other property customarily subject to such prohibitions or limitations in connection with the financing or securitization of accounts receivable).”

(Q) The following new Section 9.1.12 is hereby added thereto, immediately following Section 9.1.11:

“9.1.12 Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84¬14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).”

(R) Subsection (b) of Section 10.13 is hereby amended by deleting such subsection in its entirety and in its stead inserting the following:

“(b) Foreign Subsidiaries shall not guarantee any Obligations of any Domestic Loan Party (and for the avoidance of doubt, any Guaranty delivered by an Excluded Domestic Subsidiary to the extent that such Guaranty is not required by Section 7.2.9 shall be null and void ab initio).”

(S) Section 10.14 is hereby amended by (a) deleting the each reference therein to “ten (10) Business Days” and in its stead, in each case, inserting a reference to “thirty (30) days” and (b) adding the following at the end of the second sentence prior to the “.”: “provided that, notwithstanding the foregoing and solely in respect of the formation of any Subsidiary to consummate the Camuto Transactions, such Subsidiary shall not be required to deliver such Guarantor Joinder and all related documents until thirty (30) days following the Camuto Acquisition Closing”.

(T) Exhibit 7.2.6 [Acquisition Compliance Certificate] is hereby deleted in its entirety and in its stead is inserted the Exhibit 7.2.6 [Acquisition Compliance Certificate] attached hereto as Exhibit B.

(U) Exhibit 7.3.3 [Quarterly Compliance Certificate] is hereby deleted in its entirety and in its stead is inserted the Exhibit 7.3.3 [Quarterly Compliance Certificate] attached hereto as Exhibit C.

3. The provisions of Section 2 of this Second Amendment shall become effective on the date that the Administrative Agent has reasonably determined that it has received, or the Required Lenders have otherwise waived the requirement for the Administrative Agent to receive, each of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent (the date of such effectiveness, the “Effective Date 1”):

(i) this Second Amendment, duly executed by the Loan Parties, the Administrative Agent and the Required Lenders (which includes each Increasing Lender and New Lender (if applicable) required to execute this Second Amendment pursuant to Section 2.9 of the Credit Agreement);

(ii) true and correct copies of the Camuto Acquisition Agreement as in effect on the Effective Date 1 and the form of the IPCo JV LLC Agreement currently agreed between the expected parties thereto on the Effective Date 1;

(iii) a compliance certificate, dated as of the Effective Date 1, which shall demonstrate that the Loan Parties shall be in pro forma compliance with the Leverage Ratio after giving effect to the Camuto Transactions (including in such computation Indebtedness or other liabilities projected to be assumed or incurred in connection with the Camuto Transactions);

(iv) a certificate of the Lead Borrower signed by an Authorized Officer, dated as of the Effective Date 1, stating that (a) all representations and warranties of the Loan Parties set forth in the Credit Agreement and each other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) (except to the extent any representation or warranty is stated to relate solely to an earlier date, in which case, such representation and warranty shall have been true and correct on such earlier date), (b) the Loan Parties are in compliance with each of the covenants and conditions under the Credit Agreement and the other Loan Documents in all material respects (without duplication of any materiality qualifier contained therein), (c) no Event of Default or Potential Default exists, and (d) no Material Adverse Change has occurred since the date of the last audited financial statements of the Lead Borrower delivered to the Administrative Agent;

(v) all documentation and other information requested by any Lender to the extent required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act to the extent requested at least five Business Days prior to the date of this Second Amendment; and

(vi) payment of all reasonable fees and expenses owed to the Administrative Agent and its counsel and the Lenders in connection with this Second Amendment and the Credit Agreement as of the Effective Date 1 to the extent an invoice in respect thereof has been delivered to the Lead Borrower at least one Business Day prior to the date of this Second Amendment (including, without limitation, any such fees and expenses payable pursuant to any separate fee letter executed and delivered by the Administrative Agent and acknowledged and agreed to by the Lead Borrower in connection herewith).

4. Effective as of the Effective Date 2 (as defined below), the Credit Agreement is amended as follows:

(A) Part 1 of Schedule 1.1(B) [Commitments of Lenders, Etc.] is hereby deleted in its entirety and in its stead is inserted Part 1 of Schedule 1.1(B) [Commitments of Lenders, Etc.] attached hereto as Exhibit A.

5. The provisions of Section 4 of this Second Amendment (the “Accordion Provisions”) shall become effective on the date that the following conditions have been satisfied: (A) the conditions set forth in Section 3 have been satisfied and the Effective Date 1 has occurred, (B) there shall exist no Event of Default or Potential Default and (C) the Administrative Agent has reasonably determined that it has received, or the Required Lenders have otherwise waived the requirement for the Administrative Agent to receive, each of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent (the date of such effectiveness, the “Effective Date 2”); provided that the Accordion Provisions shall not become effective unless the Effective Date 2 occurs on or prior to December 3, 2018:

(i) restated and/or new Notes, as applicable, each dated as of the Effective Date 2, duly executed by the Lead Borrower in favor of each Lender with an increasing or new Revolving Credit Commitment;

(ii) a certificate signed by the Secretary or an Assistant Secretary or other Authorized Officer of each of the Loan Parties, each dated as of the Effective Date 2, certifying as appropriate as to: (a) true copies of all corporate or other organizational action taken by each Loan Party relative to this Second Amendment and any other Loan Documents to be executed and delivered by such Loan Party in connection herewith; (b) the names of the Authorized Officers authorized to sign the Second Amendment and such other Loan Documents and their true signatures; and (c) copies of its organizational documents in effect certified (to the extent applicable) by the appropriate state official where such documents are filed in a state office (or in the alternative if applicable, certifying that such organizational documents have not been amended since the Closing Date) together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;

(iii) certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;

(iv) legal opinion, dated as of the Effective Date 2, with respect to the Loan Parties from Vorys, Sater, Seymour and Pease LLP;

(v) UCC lien searches with respect to each Loan Party in its jurisdiction of organization (and if necessary based on such results, evidence that all necessary termination statements in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing);

(vi) evidence that the Camuto Acquisition Closing has occurred pursuant to the terms and conditions of the Camuto Transaction Documents, as heretofore reviewed by the Administrative Agent; and

(vii) payment of all reasonable fees and expenses owed to the Administrative Agent and its counsel and the Lenders in connection with this Second Amendment and the Credit Agreement as of the Effective Date 2 to the extent an invoice in respect thereof has been delivered to the Lead Borrower at least one Business Day prior to the Effective Date 2 (including, without limitation, any such fees and expenses payable pursuant to any separate fee letter executed and delivered by the Administrative Agent and acknowledged and agreed to by the Lead Borrower in connection herewith).

6. The Lead Borrower hereby reconfirms and reaffirms all representations and warranties made by the Lead Borrower and the other Loan Parties pursuant to the terms and conditions of the Credit Agreement and the other Loan Documents as of the Effective Date 1 and the Effective Date 2 (except to the extent any representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on such earlier date), except as such representations and warranties may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.

7. The Lead Borrower hereby represents and warrants to the Lenders and the Administrative Agent as of the Effective Date 1 and the Effective Date 2 that (i) it has the legal power and authority to execute and deliver this Second Amendment, (ii) the officer of the Lead Borrower executing this Second Amendment has been duly authorized to execute and deliver the same and bind the Lead Borrower with respect to the provisions hereof, (iii) the execution and delivery hereof by the Lead Borrower and the performance and observance by the Lead Borrower and the other Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed herewith or therewith, do not violate or conflict with (A) the organizational agreements of any Loan Party or (B) any Law applicable to such Loan Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Loan Party, in each case under clause (B) except as would not result in a Material Adverse Change, and (iv) this Second Amendment and the documents executed or to be executed by any Loan Party in connection herewith or therewith constitute valid and binding obligations of such Loan Party in every respect, enforceable in accordance with their respective terms, except to the extent that enforceability of thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity.

8. The Lead Borrower represents and warrants that as of the Effective Date 1 and the Effective Date 2, after giving effect to the amendments set forth in this Second Amendment (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Second Amendment or the performance or observance of any provision hereof, and (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified in writing in accordance with the Credit Agreement.

9. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

10. The agreements contained in this Second Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Second Amendment amends the Credit Agreement and is not a novation thereof.

11. This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Second Amendment by e-mail or telecopy shall be effective as delivery of a manually executed counterpart of this Second Amendment.

12. This Second Amendment shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles. Each Loan Party hereby consents to the exclusive jurisdiction of the courts of the State of Ohio sitting in Franklin County, Ohio and of the United States District Court for the Southern District of Ohio, and any appellate court from any thereof, with respect to any suit arising out of or mentioning this Second Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Second Amendment to be duly executed by their duly authorized officers the day and year first above written.

LEAD BORROWER:

DSW Inc., an Ohio corporation,

By:	/s/ Jared A. Poff
Name:	Jared A. Poff
Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:

810 AC LLC,
an Ohio limited liability company

By:	/s/ Jared A. Poff
Name:	Jared A. Poff
Title:	Senior Vice President and Chief Financial Officer

Brand Card Services LLC,
an Ohio limited liability company

By:	/s/ Jared A. Poff
Name:	Jared A. Poff
Title:	Senior Vice President and Chief Financial Officer

DSW Shoe Warehouse, Inc.,
a Missouri corporation

By:	/s/ Jared A. Poff
Name:	Jared A. Poff
Title:	Senior Vice President and Chief Financial Officer

DSW Information Technology LLC,
an Ohio limited liability company

By:	/s/ Jared A. Poff
Name:	Jared A. Poff
Title:	Senior Vice President and Chief Financial Officer

DSW MS LLC,
an Ohio limited liability company

By:	/s/ Jared A. Poff
Name:	Jared A. Poff
Title:	Senior Vice President and Chief Financial Officer

Ebuys, Inc.
a California corporation

By:	/s/ Jared A. Poff
Name:	Jared A. Poff
Title:	Senior Vice President and Chief Financial Officer

DSW Leased Business Division LLC,
an Ohio limited liability company

By:	/s/ Jared A. Poff
Name:	Jared A. Poff
Title:	Senior Vice President and Chief Financial Officer

eTailDirect LLC,
a Delaware limited liability company

By:	/s/ Jared A. Poff
Name:	Jared A. Poff
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement – DSW Inc.]

Retail Ventures Services, Inc.,
an Ohio corporation

By:	/s/ Jared A. Poff
Name:	Jared A. Poff
Title:	Senior Vice President and Chief Financial Officer

[Lender Signature Pages Follow]

ADMINISTRATIVE AGENT AND LENDERS:

PNC Bank, National Association,
as a Lender and as Administrative Agent

By:	/s/ George M. Gevas
Name:	George M. Gevas
Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement – DSW Inc.]

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Carl Hinrichs
Name:	Carl Hinrichs
Title:	Director

[Signature Page to Second Amendment to Credit Agreement – DSW Inc.]

Branch Banking and Trust Company, as a Lender

By:	/s/ Brian J. Blomeke
Name:	Brian J. Blomeke
Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement – DSW Inc.]

Bank of America, N.A., as a Lender

By:	/s/ John M. Quarles, Jr.
Name:	John M. Quarles, Jr.
Title:	Senior Vice President

[Signature Page to Second Amendment to Credit Agreement – DSW Inc.]

The Huntington National Bank, as a Lender

By:	/s/ Dan Swanson
Name:	Dan Swanson
Title:	Vice President

[Signature Page to Second Amendment to Credit Agreement – DSW Inc.]

BMO Harris Bank, N.A., as a Lender

By:	/s/ Chris Spillane
Name:	Chris Spillane
Title:	AVP

[Signature Page to Second Amendment to Credit Agreement – DSW Inc.]

EXHIBIT A

Part 1 of Schedule 1.1(B) - Commitments of Lenders and Addresses for Notices to Lenders

	Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name:	PNC Bank, National Association	$100,000,000.00	25.000000000%
Address:	155 East Broad Street
Columbus, OH 43215
Attention:	George Gevas
Telephone:	(614) 463-7346
Telecopy:	(614) 463-6770

Name:	Wells Fargo Bank, National Association	$80,000,000.00	20.000000000%
Address:	333 S. Grand Ave., 10th Floor
Suite 1000
Los Angeles, CA 90071
Attention:	Beatriz Duran
Telephone:	(213) 253-7368
Telecopy:	(866) 358-0924

Name:	Branch Banking and Trust Company	$80,000,000.00	20.000000000%
Address:	8044 Montgomery Rd, Suite 700
Cincinnati, OH 45236
Attention:	Brian J. Blomeke
Telephone:	(513) 699-8074
Telecopy:	(513)791-2367

Name:	Bank of America, N.A.
Address:	1 Cleveland Center	$53,333,333.33	13.3333333325%
1375 E 9th Street
Cleveland, OH 44114
Attention:	Gregg Bush
Telephone:	(216) 776-4832
Telecopy:	(312) 453-2053

Name:	The Huntington National Bank	$53,333,333.33	13.3333333325%
Address:	41 S. High Street
Columbus, OH 43215

Attention:	Dan Swanson
Telephone:	(614) 480-3534
Telecopy:	(888) 424-9162
Name:	BMO Harris Bank, N.A.
Address:	191 Nationwide Blvd	$33,333,333.34	8.333333335%
Columbus, OH 43215
Attention:	Joseph Jackson, Vice President
Telephone:	(614) 460-0692
Telecopy:	(317) 269-2169
	Total	$400,000,000.00	100.000000000%

EXHIBIT B

[See attached]

EXHIBIT 7.2.6

FORM OF

ACQUISITION COMPLIANCE CERTIFICATE

                    , 20

PNC Bank, National Association, as Administrative Agent

155 East Broad Street

Columbus, Ohio 43215

Ladies and Gentlemen:

I refer to the Credit Agreement, dated as of August 25, 2017, by and among DSW Inc., an Ohio corporation (the “Lead Borrower”), the Designated Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as amended by that certain (i) First Amendment to Credit Agreement, dated as of January 30, 2018 (the “First Amendment”), by and among the Lead Borrower, the Lenders party thereto and the Administrative Agent and (ii) Second Amendment to Credit Agreement, dated October [9], 2018 (the “Second Amendment”), by and among the Lead Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent (as so amended by the First Amendment and the Second Amendment and as may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

                              [insert name of applicable Loan Party] intends to enter into a Permitted Acquisition with                      [enter name of the target company] pursuant to which                      [insert name of applicable Loan Party] will                      [provide a brief description of the transactions contemplated by such Permitted Acquisition]. This Certificate is delivered to the Administrative Agent in accordance with Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] of the Credit Agreement. I, the                      [Insert Name of Authorized Officer] of the Lead Borrower, do hereby certify as of                              , 20        , which is at least five (5) days prior to any Permitted Acquisition (the “Report Date”), as follows:

1. The representations and warranties of the Loan Parties contained in Section 5 [Representations and Warranties] of the Credit Agreement and in each of the other Loan Documents to which they are a party are true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties are true and correct in all respects) on and as of the Report Date (except representations and warranties which relate solely to an earlier date or time which representations and warranties shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties are true and correct in all respects) on and as of the specific date or times referred to in said representations and warranties).

2. No Event of Default or Potential Default exists on the Report Date; no Event of Default or Potential Default has occurred or is continuing since the date of the previously delivered Compliance Certificate; no Event of Default or Potential Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; no Material Adverse Change has occurred since the date of the most recently delivered Compliance Certificate.

[NOTE: If any Event of Default, Potential Default, Material Adverse Change has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Loan Parties have taken, are taking or propose to take with respect thereto.]

3. Maximum Leverage Ratio. After giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and calculated if such Permitted Acquisition has been made in the applicable measurement period), the Leverage Ratio is              to 1.0 for the period equal to four (4) consecutive fiscal quarters most recently ended.

(A) Total Funded Debt1 of the Lead Borrower and its Subsidiaries as of the Report Date equals $                    .

(B) Consolidated Rental Expense of the Lead Borrower and its Subsidiaries for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date equals $                    .

(C) The product of (i) five (5), multiplied by (ii) item 3(B) equals $                    .

(D) The sum of item 3(A) plus item 3(C) equals $                    .

(E) Consolidated EBITDAR2 calculated as of the Report Date for the period equal to the four (4) consecutive fiscal quarters then ended equals $                    , and is computed as follows3:

[1]

Total Funded Debt means, as of any date of determination, the sum of all Indebtedness representing borrowed money, including both current and long term portion thereof and guaranty obligations with respect thereto, Capital Lease Obligations and reimbursement obligations under letters of credit, in each case of the Lead Borrower on a Consolidated Basis.

[2]

For purposes of calculating Consolidated EBITDAR, (a) with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition or the Camuto Transactions, Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition or the Camuto Transactions, as applicable, had been consummated at the beginning of such period (provided it is deemed that $0.00 shall be attributed to Consolidated EBITDAR in accordance with this clause (a) with respect to the Camuto Transactions for any period ending on or prior to the date on which the Camuto Acquisition Closing occurs), and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 7.2.7 [Dispositions of Assets or Subsidiaries], Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

[3]

The following shall exclude the income (or deficit) of any Person (other than a Subsidiary) in which the Lead Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Lead Borrower or such Subsidiary in the form of dividends or similar distributions.

Component		Amount
(i)	net income	$
(ii)	depreciation	$
(iii)	amortization	$
(iv)	non-cash expenses related to stock based compensation	$
(v)	other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDAR)	$
(vi)	interest expense	$
(vii)	income tax expense	$
(viii)	Consolidated Rental Expense	$
(ix)	transaction expenses incurred in connection with the Camuto Transactions and Permitted Acquisitions[4]	$
(x)	The sum of items (i) through (ix)	$
(xi)	non-cash credits or non-cash gains to net income	$
(xii)	The difference between item (x) minus item (xi) eauals Consolidated EBITDAR	$

(F) The ratio of item 3(D) to item 3(E) equals the Leverage Ratio.

Under Section 7.2.6(iv)(E) of the Credit Agreement, the Leverage Ratio is not permitted to be greater than the ratio of (i) 3.25 to 1.00 during all times other than an Acquisition Period and (ii) 3.50 to 1.00 during an Acquisition Period5. Therefore, the Loan Parties                      [will/will not] be in compliance with Section 7.2.6(iv)(E) of the Credit Agreement after giving effect to such Permitted Acquisition.

[INTENTIONALLY LEFT BLANK]

[4]	Shall not exceed $40,000,000 in the aggregate during the term of the Credit Agreement.
[5]	In no event shall the Leverage Ratio modification that occurs in connection with an Acquisition Period occur more than once during the term of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Acquisition Compliance Certificate this                  day of                     , 20        .

LEAD BORROWER:

DSW Inc.

By:
Name:
Title:

EXHIBIT C

[See attached]

EXHIBIT 7.3.3

FORM OF

COMPLIANCE CERTIFICATE

                                 , 20

PNC Bank, National Association, as Administrative Agent

155 East Broad Street

Columbus, Ohio 43215

Ladies and Gentlemen:

I refer to the Credit Agreement, dated as of August 25, 2017, by and among DSW Inc., an Ohio corporation (the “Lead Borrower”), the Designated Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as amended by that certain (i) First Amendment to Credit Agreement, dated as of January 30, 2018 (the “First Amendment”), by and among the Lead Borrower, the Lenders party thereto and the Administrative Agent and (ii) Second Amendment to Credit Agreement, dated as of October [9], 2018 (the “Second Amendment”), by and among the Lead Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent (as so amended by the First Amendment and the Second Amendment and as may be further amended, modified, supplemented or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I, the                                  [Responsible Financial Officer] of the Lead Borrower, do hereby certify on behalf of the Loan Parties as of the                  [quarter/year] ended                              , 20         (the “Report Date”), as follows:

1.	CHECK ONE:

The annual financial statements of the Lead Borrower, consisting of an audited consolidated balance sheet as of the end of such fiscal year, and related audited consolidated statements of income, shareholders’ equity and cash flows, being delivered to the Administrative Agent and the Lenders with this Compliance Certificate (a) are all in reasonable detail and set forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and (b) comply with the reporting requirements for such financial statements as set forth in Section 7.3.2 [Annual Financial Statements] of the Credit Agreement

OR

The quarterly financial statements of the Lead Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income and cash flows being delivered to the

Administrative Agent and the Lenders with this Compliance Certificate (a) are all in reasonable detail and have been prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments), and set forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, and (b) comply with the reporting requirements for such financial statements as set forth in Section 7.3.1 [Quarterly Financial Statements] of the Credit Agreement.

2. The representations and warranties of the Loan Parties contained in Article 5 [Representations and Warranties] of the Credit Agreement and in each of the other Loan Documents to which they are a party are true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties are true and correct in all respects) on and as of the Report Date (except representations and warranties which relate solely to an earlier date or time which representations and warranties shall be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event such representations and warranties are true and correct in all respects) on and as of the specific date or times referred to in said representations and warranties). The Loan Parties are in compliance with, and since the date of the previously delivered Compliance Certificate have performed and complied with all covenants and conditions contained in the Credit Agreement.

3. No Event of Default or Potential Default exists on the Report Date; no Event of Default or Potential Default has occurred or is continuing since the date of the previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred or is continuing since the date of the previously delivered Compliance Certificate that may reasonably be expected to result in a Material Adverse Change.

[NOTE: If any Event of Default, Potential Default, Material Adverse Change or event which may reasonably be expected to result in a Material Adverse Change has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Loan Parties have taken, are taking or propose to take with respect thereto.]

4. Indebtedness (Section 7.2.1(iii), Section 7.2.1(v) and Section 7.2.1(xiv)):

(A) Indebtedness of the Loan Parties and their Subsidiaries, in the aggregate, as of the Report Date of $                 which is in the form of Purchase Money Security Interests or Capital Leases, which is not more than the permitted maximum of Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time outstanding.

(B) Indebtedness of Domestic Loan Parties to Foreign Subsidiaries which is subordinated pursuant to the Intercompany Subordination Agreement, in the aggregate, as of the Report Date of $                , which is not more than the permitted maximum of Sixty Million and 00/100 Dollars ($60,000,000.00) in the aggregate at any time outstanding.

(C) Unsecured Indebtedness of the Loan Parties and their Subsidiaries not otherwise permitted in Section 7.2.1 of the Credit Agreement, in the aggregate as of the Report Date of $                , which is not more than the permitted maximum of Seventy-Five Million and 00/100 Dollars ($75,000,000.00) at any time outstanding.

5. Guaranties (Section 7.2.3(vi)). Guaranties by the Loan Parties and their Subsidiaries of Indebtedness of any Subsidiary that is not a Loan Party or any Joint Venture, in the aggregate as of the Report Date of $                , which is not more than the permitted maximum of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) at any time outstanding.

6. Liens; Lien Covenants (Clauses (xii) and (xvi) of the definition of Permitted Liens):

(A) Proceeds secured by Liens granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds, in the aggregate, as of the Report Date equals $                , which is not more than the permitted maximum of Ten Million and 00/100 Dollars ($10,000,000.00) at any one time outstanding.

(B) Obligations secured by other Liens not otherwise permitted by the definition of Permitted Liens, in the aggregate, as of the Report Date equals $                , which is not more than the permitted maximum of Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time outstanding.

7. Loans and Investments (Section 7.2.4(viii), Section 7.2.4(ix) and Section 7.2.4(x)(a)):

(A) Investments in the nature of seller financing or other consideration received in any disposition (including any sale, lease, sale-leaseback, assignment or transfer) of assets or property by any Loan Party or any Subsidiary of a Loan Party, in the aggregate, as of the Report Date equals $                , which is not more than the permitted maximum of Ten Million and 00/100 Dollars ($10,000,000.00) at any time (based on the value at the time of acquisition thereof but reduced by payments or other realization thereon).

(B) Loans, advances and investments not otherwise permitted by Section 7.2.4 of the Credit Agreement by Domestic Loan Parties in or to Foreign Subsidiaries and Joint Ventures, in the aggregate, as of the Report Date equals $                , which is not more than the permitted maximum of Seventy-Five Million and 00/100 Dollars ($75,000,000.00) in the aggregate at any one time outstanding.

(C) Loans, advances and investments by DSW Canada in or to Town Shoes, in the aggregate, as of the Report Date equals $                , which is not more than the permitted maximum of One Hundred Million and 00/100 Canadian Dollars (CAD $100,000,000.00) in the aggregate at any one time outstanding.

8. Dispositions of Assets (Section 7.2.7(i) and Section 7.2.7(vii)):

(A) In addition to sales of Inventory under subsection (a) of clause (i) of Section 7.2.7 of the Credit Agreement, the sale of slow moving inventory outside of the ordinary course (including in respect of a liquidation thereof) during the current fiscal year, in the

aggregate, as of the Report Date equals $                , which is not more than the permitted maximum of Five Million and 00/100 Dollars ($5,000,000) during such fiscal year.

(B) The sale, transfer or lease of assets by the Lead Borrower and its Subsidiaries, other than those specifically excepted by Section 7.2.7 of the Credit Agreement (so long as in each case both immediately before and immediately after giving effect thereto there exists no Event of Default or Potential Default), during the current fiscal year, in the aggregate, as of the Report Date equals $                , which is not more than the permitted maximum of Twenty Million and 00/100 Dollars ($20,000,000) during such fiscal year.

9. Minimum Fixed Charge Coverage Ratio (Section 7.2.13). The Fixed Charge Coverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is [Insert from item 8(C) below] to 1.0, which is not less than the required ratio for such period as determined by reference to Table 1.

TABLE 1

Fiscal Quarters Ending	Required Fixed Charge Coverage Ratio
October 28, 2017 through and including February 1, 2020	1.75 to 1.00
May 2, 2020 and thereafter	2.00 to 1.00

The Fixed Charge Coverage Ratio shall be computed as follows:

(A) Consolidated EBITDAR1 of the Lead Borrower and its Subsidiaries for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date equals $                , and is computed as follows2:

[1]

For purposes of calculating Consolidated EBITDAR, (a) with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition or the Camuto Transactions, Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition or the Camuto Transactions, as applicable, had been consummated at the beginning of such period (provided it is deemed that $0.00 shall be attributed to Consolidated EBITDAR in accordance with this clause (a) with respect to the Camuto Transactions for any period ending on or prior to the date on which the Camuto Acquisition Closing occurs), and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 7.2.7 [Dispositions of Assets or Subsidiaries], Consolidated EBITDAR shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

[2]

The following shall exclude the income (or deficit) of any Person (other than a Subsidiary) in which the Lead Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Lead Borrower or such Subsidiary in the form of dividends or similar distributions.

	Component	Amount
(i)	net income	$

(ii)	depreciation	$

(iii)	amortization	$

(iv)	non-cash expenses related to stock based	$

compensation
(v)	other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDAR)	$

(vi)	interest expense	$

(vii)	income tax expense	$

(viii)	Consolidated Rental Expense	$

(ix)	transaction expenses incurred in connection with the Camuto Transactions and Permitted Acquisitions[3]	$

(x)	The sum of items (i) through (ix)		$

(xi)	non-cash credits or non-cash gains to net income	$

(xii)	The difference between item (x) minus item (xi) equals Consolidated EBITDAR		$

(B) Fixed Charges4 calculated as of the Report Date for the period equal to the four (4) consecutive fiscal quarters then ended equals $                .

(C) the ratio of item 9(A) to item 9(B) equals the Fixed Charge Coverage Ratio.

10. Maximum Leverage Ratio (Section 7.2.14). The Leverage Ratio for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date is [Insert from item 9(F) below] to 1.0, which is not greater than the required ratio of (i) 3.25 to 1.00 during all times other than an Acquisition Period and (ii) 3.50 to 1.00 during an Acquisition Period5.

[3]	Shall not exceed $40,000,000 in the aggregate during the term of the Credit Agreement.
[4]	Fixed Charges means for any period of determination, the sum of (a) cash interest expense, plus (b) Consolidated Rental Expense, in each case of the Lead Borrower on a Consolidated Basis.
[5]	In no event shall the Leverage Ratio modification that occurs in connection with an Acquisition Period occur more than once during the term of this Agreement.

(A) Total Funded Debt6 of the Lead Borrower and its Subsidiaries as of the Report Date equals $                        .

(B) Consolidated Rental Expense of the Lead Borrower and its Subsidiaries for the period equal to the four (4) consecutive fiscal quarters ending as of the Report Date equals $                    .

(C) The product of (i) five (5), multiplied by (ii) item 10(B) equals $                    .

(D) The sum of item 10(A) plus item 10(C) equals $                    .

(E) Consolidated EBITDAR calculated as of the Report Date for the period equal to the four (4) consecutive fiscal quarters then ended equals $                     (per item 9(A) above).

(F) The ratio of item 10(D) to item 10(E) equals the Leverage Ratio.

[6]

Total Funded Debt means, as of any date of determination, the sum of all Indebtedness representing borrowed money, including both current and long term portion thereof and guaranty obligations with respect thereto, Capital Lease Obligations and reimbursement obligations under letters of credit, in each case of the Lead Borrower on a Consolidated Basis.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Compliance Certificate this              day of                 , 20    .

DSW Inc., as the Lead Borrower

By:
Name:
Title: